Exhibit 99.1

Rex Energy Announces New Chief Operating Officer

STATE COLLEGE, Pa., July 13, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) announced that it has appointed Robert W. Ovitz as Chief Operating Officer of the company. Mr. Ovitz, who most recently served as the Senior Vice President, Operations for the company, assumes the COO role from Patrick M. McKinney, who has served as COO since May 2010 and both President and COO since October 2011. Mr. McKinney will leave the company in August to pursue an opportunity in the investment banking industry.

Effective immediately, Ovitz will assume responsibility for company-wide operations, with direct oversight of Appalachian and Illinois operations, reservoir engineering, and exploration and geology. He will be responsible for the alignment, prioritization and management of operational capital to execute the company’s exploration, drilling and production strategies, and for ensuring operational excellence across the company.

Tom Stabley, Rex Energy’s Chief Executive Officer, will assume the role of President and Chief Executive Officer after Mr. McKinney’s departure in August.

“Today’s announcement reflects the strength and talent of our senior executive and operational teams,” commented Lance Shaner, Rex Energy’s Chairman of the Board. “With Tom as our President and CEO, and Bob’s succession to the COO role, we’ve ensured a seamless transition and continued momentum for the operational excellence we’ve achieved over the past several years. We are well positioned for the next phase of the company’s growth”

“Bob Ovitz is a proven leader with an exemplary track record in our industry,” said Tom Stabley, Rex Energy’s Chief Executive Officer. “He is a seasoned oil and gas executive with decades of operational experience at leading E&P companies and in the Appalachian Basin. Since joining Rex Energy, his leadership has positively impacted all aspects of our operations. I have tremendous confidence in Bob and look forward to working closely with him as we continue to grow Rex Energy through rigorous focus on strategic execution.”

Stabley continued, “On behalf of the entire Rex Energy team, I would like to thank Pat for his dedication, commitment and contributions to our company. His leadership has strengthened Rex Energy and positioned us to capitalize on the opportunities ahead of us. We wish him every success in his future endeavors.”

Background on Bob Ovitz

Ovitz, 56, joined Rex Energy in the fall of 2014 and, prior to his promotion, served as the company’s Senior Vice President, Operations. He has been driving the company’s efforts to maximize operational efficiency in the Appalachian Basin and, with his team, is responsible for significant improvements and increased efficiency in those operations. Before joining Rex Energy, he spent thirteen years with Noble Energy, Inc. (including three with Patina Oil & Gas, purchased by Noble in 2005), ultimately serving as Senior Operations Manager for Noble’s joint venture in the Marcellus Shale in Pennsylvania and West Virginia. In that capacity, Ovitz launched Noble’s presence in the Marcellus, building and leading an operational team from commencement of operations to producing over 300 MMcfe/d within three years. Prior to Noble, Bob held various senior management, drilling, and other engineering and technical roles for Patina Oil & Gas (three years), Questar Exploration & Production Company (one year), Amoco UK, and Amoco Production Company (combined 18 years). He holds a Bachelor of Science degree in Petroleum Engineering from Marietta College and a Masters of Business Administration from the University of Denver.

About Rex Energy Corporation

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating domestically in the Appalachian and Illinois Basins. The company strategically pursues its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, event, developments, forecasts, or guidance that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, and we strongly encourage you to review those documents to understand these risks. You should not place undue reliance on forward-looking statements because they reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com